UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2021
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act     □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter 2021 results was made April 29, 2021 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2021 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 29, 2021	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2021 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports First Quarter 2021 Results

Automotive Electronics Sector Recovery Accelerating

Redmond, WA – April 29, 2021 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•         Net sales of $6.0 million; bookings of $5.4 million

•         Gross margin as a percentage of sales of 55.5%

•         Net loss of ($333,000) or ($0.04) earnings per share

•         Adjusted EBITDA* of $173,000

•         Cash & Equivalents of $13.6 million; no debt

•         Automotive Electronics represented 56% of first quarter 2021 bookings

•         Six new customer wins in the quarter in Asia

•         Growth in SentriX® Security Deployment Platform supports and design wins

o   First field upgrade of PSV7000 to SentriX, for a customer in Asia

o   First Automotive electronics win for SentriX

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the first quarter ended March 31, 2021, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “The first quarter was our strongest revenue quarter in two years, and continues the upward trend in automotive and industrial electronics demand since the bottom a year ago.  We are coming out of the COVID-19 recession and are seeing a surge in business in March and April.  We believe the positive growth themes that we discussed during our year end conference call are accelerating.

“While there are well documented short-term supply disruptions caused by sharp increases in automotive electronics demand, the longer-term secular growth for automotive electronics remains intact with industry analysts and customers projecting a compounded annual growth rate of 10-15% for the next decade.  Additional capacity is needed throughout the supply chain as evidenced by key semiconductor companies recently committing to spending tens of billions of dollars on capital equipment.  Data I/O is answering the call with the most advanced technologies supporting all growth areas in automotive, including electrification, infotainment, advanced driver assist systems, security and connectivity.

“During the quarter, we won 6 new customers in Asia, across all markets. This illustrates our global strength, and the desire of customers in challenging times to establish a long-term relationship with the resilient market leader.  In Q1, our sales pipeline added significant new opportunities from many new prospects and repeat customers alike.  We see APAC and Americas regions leading the recovery, with EMEA following 1-2 quarters behind.

“During the capital equipment downturn in the past two years, Data I/O remained committed to its strategy of investing in its programming technology platforms.  Research and Development continues to be a critical and sustainable competitive advantage for the company.  COVID-19 disruption also shows the value of a resilient supply chain in our industry and Data I/O is the only programming supplier with two manufacturing locations. During the past year, we optimized our operational processes and prepared for the inevitable upturn.

“Developments for our SentriX Security Deployment Platform also progressed in the first quarter.  We won our first SentriX automotive electronics customer with a partner in Q1.  We also deployed the first field upgrade of a PSV7000 to SentriX system for a MNC customer’s Asia factory.  We are seeing increased customer activity from both partners and direct engagements.

“As we look ahead, we have become even more encouraged by the global economic recovery and the demand from our key vertical markets.  With strong operating leverage, Data I/O remains very well positioned to deliver disproportionate improvements in profitability and cash flow as we continue our cyclical recovery within the long-term market growth trajectory.”

Financial Results

Net sales in the first quarter of 2021 were $6.0 million, up 26% as compared with $4.8 million in the first quarter of 2020.  The increase from the prior year period primarily reflects higher overall demand for equipment including certain orders that had been delayed from the fourth quarter of 2020, and higher adapter sales associated with the increased usage and growing installed base of machines throughout the world.  Recurring and consumable revenues which includes adapter sales represented $2.7 million or 44% of total revenues in the first quarter 2021, as compared with $2.2 million or 46% of the first quarter 2020 total.

First quarter 2021 bookings were $5.4 million, up 26% from $4.3 million in the first quarter of the prior year.  Backlog at March 31, 2021 was approximately $3.0 million, down from $3.9 million at December 31, 2020 and up from $2.3 million at March 31, 2020.  Gross margin as a percentage of sales was 55.5%, as compared to 58.2% in the first quarter of 2020.  The difference in gross margin as a percentage of sales primarily reflects less favorable factory variances and channel and product mix.

Total operating expenses in the first quarter of 2021 were $3.7 million, as compared to operating expenses of $3.4 million in the 2020 period and $3.8 million (or $3.2 million when adjusted for exclusion of one-time impairment items) in the fourth quarter of 2020.  Data I/O maintained consistent R&D expenses of $1.6 million in the first quarter of 2021 as compared to the first and fourth quarters of 2020.  Selling, general and administrative expenses in the first quarter of 2021 increased by approximately $251,000 from the prior year period primarily due to higher sales commissions associated with the channel mix and increased demand for programming equipment.  As compared to the fourth quarter, first quarter operating expenses are generally higher due to the inclusion of the majority of audit and public company related costs for the year.

Net loss in the first quarter of 2021 was ($333,000), or ($0.04) per share, compared with a net loss of ($554,000), or ($0.07) per share, for the first quarter of 2020.  Included in net income are foreign currency transaction gains of $26,000 for the 2021 period and $52,000 for the first quarter of 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $173,000 in the first quarter of 2021, compared to Adjusted EBITDA of ($110,000) in the first quarter of 2020.

Data I/O’s financial condition remained strong with cash of $13.6 million at March 31, 2021, down from $14.2 million at December 31, 2020, which partially reflects the payment of certain operating expenses for the year that are made in the first quarter.  Data I/O had net working capital of $18.1 million at March 31, 2021, unchanged from December 31, 2020, and continues to have no debt.

Conference Call Information

A conference call discussing financial results for the fourth quarter ended March 31, 2021 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-902-6510.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial 412-317-0088, access code 10154472. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from COVID-19, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA, Adjusted EBITDA excluding equity compensation and impairment & related charges, and Adjusted gross margin should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020

Net Sales	$6,015	$4,785
Cost of goods sold	2,677	2,001
Gross margin	3,338	2,784
Operating expenses:
Research and development	1,606	1,582
Selling, general and administrative	2,062	1,811
Total operating expenses	3,668	3,393
Operating income(loss)	(330)	(609)
Non-operating income:
Interest income	3	8
Foreign currency transaction gain (loss)	26	52
Total non-operating income	29	60
Income(loss) before income taxes	(301)	(549)
Income tax (expense) benefit	(32)	(5)
Net income(loss)	($333)	($554)

Basic earnings(loss) per share	($0.04)	($0.07)
Diluted earnings(loss) per share	($0.04)	($0.07)
Weighted-average basic shares	8,420	8,219
Weighted-average diluted shares	8,420	8,219

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2021	December 31, 2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,621	$14,167
Trade accounts receivable, net of allowance for
doubtful accounts of $69 and $66, respectively	3,342	2,494
Inventories	5,132	5,270
Other current assets	1,282	1,319
TOTAL CURRENT ASSETS	23,377	23,250

Property, plant and equipment – net	977	1,216
Other assets	990	1,126
TOTAL ASSETS	$25,344	$25,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,412	$1,245
Accrued compensation	1,250	1,509
Deferred revenue	1,269	1,068
Other accrued liabilities	1,311	1,307
Income taxes payable	54	62
TOTAL CURRENT LIABILITIES	5,296	5,191

Operating lease liabilities	482	588
Long-term other payables	150	174

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,421,599 shares as of March 31,
2021 and 8,416,335 shares as of December 31, 2020	20,361	20,071
Accumulated earnings	(1,789)	(1,456)
Accumulated other comprehensive income	844	1,024
TOTAL STOCKHOLDERS’ EQUITY	19,416	19,639
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,344	$25,592

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2021	2020
(in thousands)
Net Income (loss)	($333)	($554)
Interest (income)	(3)	(8)
Taxes	32	5
Depreciation and amortization	199	198
EBITDA	($105)	($359)

Equity compensation	278	249

Adjusted EBITDA, excluding equity compensation	$173	($110)